Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 14, 2022 with respect to the consolidated financial statements included in the Annual Report of Kazia Therapeutics Limited on Form 20-F, prior to the restatement due to the correction of an error, as described in Note 4, and a reclassification as described in Note 5, for the year ended June 30, 2022.

We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON AUDIT PTY LTD

Sydney, Australia

May 29, 2024